   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1999
                                                      REGISTRATION NO. 333-63319

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 AMENDMENT NO. 2
                        (POST-EFFECTIVE AMENDMENT NO. 1)

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                       PAN PACIFIC RETAIL PROPERTIES, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                                ----------------

                                         1631-B SOUTH MELROSE DRIVE
              MARYLAND                     VISTA, CALIFORNIA 92083
    (STATE OR OTHER JURISDICTION                (760) 727-1002                        33-0752457
 OF INCORPORATION OR ORGANIZATION)     (ADDRESS OF PRINCIPAL EXECUTIVE      (I.R.S. EMPLOYER IDENTIFICATION
                                                   OFFICES)                             NUMBER)

                                ----------------

                                 STUART A. TANZ
                           1631-B SOUTH MELROSE DRIVE

                             VISTA, CALIFORNIA 92083
                                 (760) 727-1002

                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                ----------------

                                   Copies to:
                               WILLIAM J. CERNIUS

                                LATHAM & WATKINS
                        650 TOWN CENTER DRIVE, 20TH FLOOR

                          COSTA MESA, CALIFORNIA 92626
                                 (714) 540-1235

                                ----------------

        Approximate Date Of Commencement Of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement.

                                ----------------

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ] ________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________.



        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE


======================================================================================================================
                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                AMOUNT TO BE   OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED             REGISTERED     PER SHARE(1)          PRICE(1)       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share....       10,808,012        $18.00           $194,544,216        $57,525(2)
======================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the New York Stock Exchange on September 10, 1998.

(2)     Filing fee previously paid.

        ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



================================================================================

PROSPECTUS

                                10,808,012 Shares
                       PAN PACIFIC RETAIL PROPERTIES, INC.

                                  COMMON STOCK

                                ----------------

        Pan Pacific Retail Properties, Inc. (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") engaged in owning, acquiring, managing, leasing and developing community and neighborhood shopping centers.

        This prospectus relates to the offering from time to time by Prudential Securities Credit Corporation ("Prudential"), Bank of Nova Scotia ("BNS") and/or other lenders (collectively, the "Lenders") or their permitted transferees of shares pledged to the Lenders by Revenue Properties (U.S.) Inc. ("RP-U.S.") and its subsidiaries, affiliates of the Company, in the event of an uncured default by RP-U.S. under its credit agreements with the Lenders. The Company will not receive any proceeds from the sale of shares covered by this prospectus.

        In connection with the formation of the Company and the completion of its initial public offering in August 1997 (the "IPO"), RP-U.S. and certain of RP-U.S.' subsidiaries transferred their respective ownership interests in certain shopping center properties and other assets to the Company and made a cash contribution to the Company (the "RP-U.S. Contributions"). As consideration for the RP-U.S. Contributions, the Company issued unregistered shares of its common stock, par value $.01 per share ("Common Stock"), to RP-U.S. and its subsidiaries.

        In order to facilitate the RP-U.S. Contributions, RP-U.S. and its subsidiaries entered into a credit agreement with Prudential (as amended, the "Prudential Credit Agreement"). Subsequently, RP-U.S. repaid a portion of the borrowings under the Prudential Credit Agreement with borrowings under a credit agreement between BNS and RPC Gaming, Inc., a wholly-owned subsidiary of RP-U.S. (the "BNS Credit Agreement") which together with the Prudential Credit Agreement and any future credit agreements with other Lenders, all as they may be amended from time to time, are collectively referred to as the "Credit Agreements." Pursuant to the Credit Agreements RP-U.S. and its subsidiaries obtained revolving credit loans from Prudential and a term loan from BNS and agreed to pledge to the Lenders certain shares of the Company's capital stock then or thereafter owned by RP-U.S. and its subsidiaries (the "Pledged Shares") sufficient to secure their respective obligations to the Lenders under the Credit Agreements. In connection with the Prudential Credit Agreement, RP-U.S. initially pledged to Prudential 10,808,012 shares of Common Stock (the "Initial Pledged Shares") comprised of (i) 8,634,012 unregistered shares of Common Stock issued to RP-U.S. and its subsidiaries in connection with the RP-U.S. Contributions, and (ii) an additional 2,174,000 unregistered shares of Common Stock purchased by RP-U.S. concurrently with the completion of the Company's secondary public offering in May 1998. RP-U.S. repaid a portion of the borrowings under the Prudential Credit Agreement and as a result, Prudential released 1,200,000 of the Initial Pledged Shares (the "Released Shares"). In connection with the BNS Credit Agreement, RP-U.S. pledged to BNS 525,000 of the Released Shares. The Pledged Shares currently include 10,133,012 shares of Common Stock and can be increased up to 10,808,012 shares of Common Stock.

        The Company granted to the Lenders and RP-U.S. certain contractual registration rights which obligate the Company to register the Pledged Shares for resale by the Lenders and their permitted transferees under certain limited circumstances. The Pledged Shares may be resold if and only if an event of default occurs under the Credit Agreements, RP-U.S. and its subsidiaries fail to cure such default and the Lenders and/or their permitted transferees elect to liquidate the Pledged Shares as their remedy for such default. As of July 30, 1999, neither RP-U.S. nor any of its subsidiaries have received any notice from the Lenders of an event of default under the Credit Agreements.

        The registration statement of which this prospectus is a part is being filed pursuant to contractual obligations of the Company. However, the filing of such registration statement does not necessarily mean that any of the Pledged Shares will be offered or sold by the Lenders or their permitted transferees since the resale of such shares by the Lenders or their permitted transferees is contingent upon the occurrence of an event of default under the Credit Agreements.

        The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "PNP." On September 10, 1999 the last reported sales price of the Common Stock on the NYSE was $19.25 per share.

                                ----------------

        See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in the Common Stock.

                                ----------------

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

               The date of this Prospectus is September 14, 1999

                              Available Information

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Pledged Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein, as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Pledged Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                 Incorporation Of Certain Documents By Reference

        The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

        (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999; and

        (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 001-13243), including any subsequently filed amendments and reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus and the applicable Prospectus Supplement are delivered upon written or oral request. Requests should be directed to the Chief Financial Officer, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92083, telephone number (760) 727-1002.

                                   The Company

GENERAL

        Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT") formed in April 1997 to continue and expand the acquisition, ownership, management, leasing and development business of RP-U.S. and its affiliates. The Company's portfolio consists principally of community and neighborhood shopping centers predominantly located in four key western U.S. markets. As of July 30, 1999, the Company owned or controlled a portfolio of 55 shopping center properties of which 51 are located in the western United States including 12 in Northern California, 10 in Southern California, 7 in Las Vegas, Nevada and 22 in the Pacific Northwest (Washington and Oregon).

        The Company employs personnel in the areas of administration, accounting services, property management, maintenance, design, leasing, acquisitions and business development. The Company's executive offices are located at 1631-B South Melrose Drive, Vista, California, and its telephone number is (760) 727-1002. In addition to personnel located at its executive offices, the Company operates regional offices in Las Vegas, Nevada; Kent, Washington; Portland, Oregon; Chino, California; and Sacramento, California. Each of the regional offices is responsible for property maintenance, management and leasing.

        The Company was incorporated as a Maryland corporation in April 1997 and in August 1997 completed its initial public offering of Common Stock which is listed on the New York Stock Exchange under the symbol "PNP."

Business Strategies

        The Company's business strategies involve three fundamental practices:

o Owning and operating shopping centers in select key markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth;

o Developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities; and

o Establishing and maintaining a diversified and complementary tenant mix with an emphasis on tenants that provide day-to-day consumer necessities in order to provide steady rental revenue.

        Through its regional offices, the Company implements its business strategies by:

o Its on-going analysis of regional and submarket demographic, economic and retailing trends;

o Developing and maintaining relationships with key retailers, real estate brokers and financial institutions;

o Emphasizing tenant satisfaction and retention through its proactive communication with tenants, community oriented marketing activities and comprehensive maintenance programs; and

o Applying aggressive cost control practices and by capitalizing on cost reduction and economy of scale opportunities arising from the size and proximity of its properties within each region.

Growth Strategies

        The Company seeks to continue to utilize its in-depth market knowledge within its four key markets to pursue its strategy of opportunistic acquisitions of shopping centers for long-term investment. The Company believes that significant opportunities exist within these markets to acquire shopping center properties that are consistent with its existing portfolio in terms of quality of construction, positive submarket demographics and location attributes and that provide attractive initial capitalization rates with potential for growth in cash flow. The Company further believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including: (i) long-standing relationships with institutional and other owners of shopping center properties in the Company's four primary regions; (ii) fully integrated real estate operations which enable the

Company to respond quickly to acquisition opportunities and to capitalize on the resulting economies of scale; and (iii) access to capital as a public company.

        This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this Prospectus, the words "may", "will", "expect", "anticipate," "continue", "estimate", "project", "intend" and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, and that actual results may differ materially from those included within the forward-looking statements as a result of various factors.

                                  Risk Factors

        In addition to the other information contained or incorporated by reference in this Prospectus (including the information contained in the Company's Annual Report on Form 10-K under the heading "Certain Cautionary Statements") or in any accompanying Prospectus Supplement, prospective investors should carefully consider the following factors before investing in the securities offered hereby.

Effect On Common Stock Price Of Future Sales Of Pledged Shares

        Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. As of July 30, 1999, RP-U.S. and its subsidiaries own 10,808,012 shares of Common Stock representing approximately 51.1% of the Company's total outstanding shares of Common Stock as of that date. See "Selling Stockholders." There are a number of restrictions, however, on the ability of RP-U.S. and its subsidiaries to sell their respective shares of Common Stock.

        First, pursuant to contractual agreements with Prudential and BNS, RP-U.S. and its subsidiaries have agreed not to sell the Pledged Shares until their respective obligations under the Prudential Credit Agreement and the BNS Credit Agreement have been satisfied. The revolving credit loans extended to RP-U.S. and its subsidiaries by Prudential pursuant to the Prudential Credit Agreement mature on August 13, 2000. The term loan extended to RP-U.S. by BNS pursuant to the BNS Credit Agreement matures on April 19, 2002.

        Second, RP-U.S. has agreed pursuant to a lock-up agreement with the underwriters of the Company's IPO in August 1997 (the "Lock-up Agreement") not to, directly or indirectly, without the prior written consent of Prudential Securities Incorporated (the lead underwriter of the IPO), offer, sell, offer to sell, contract to sell, pledge (except to the Lenders pursuant to the Credit Agreements), grant any option to purchase or otherwise sell or dispose of any shares of Common Stock of the Company until August 2000 (three years after the consummation of the IPO); provided, however, that the Lock-up Agreement applies to only 4,162,702 shares of Common Stock owned by RP-U.S. (representing approximately 38.5% of RP-U.S.' interest in the Company as of July 30, 1999) due to certain tax considerations affecting the Company. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to the Lock-up Agreement.

        Third, the shares of Common Stock owned by RP-U.S. are "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"). Therefore, so long as RP-U.S. remains an affiliate of the Company, RP-U.S. may only sell its shares of Common Stock in accordance with the volume limitations, manner of sale provisions, public information requirements and notice requirements specified in Rule 144 or pursuant to a registration statement covering the resale of such shares. Generally speaking, the number of shares of Common Stock which may be sold pursuant to Rule 144 during any consecutive three month period shall not exceed the greater of (i) 1% of the shares of Common Stock outstanding, or (ii) the average weekly trading volume in such shares of Common Stock reported on all national securities exchanges and/or reported through the automated quotation system of a registered securities association for the four calendar weeks specified in Rule 144. In addition to the foregoing, RP-U.S. holds certain registration rights granted by the Company in connection with its IPO which obligate the Company to file and generally keep continuously effective, beginning in August 2000 (three years after the completion of the IPO and following the termination of the Lock-up Agreement), a registration statement permitting the resale by RP-U.S. of shares of Common Stock it then owns.

        Prior to the satisfaction by RP-U.S. and its subsidiaries of their obligations under the Credit Agreements and in the event there is an uncured default by RP-U.S. and its subsidiaries thereunder, the Lenders may sell all or any portion of the Pledged Shares as its remedy for such default. Resales of Pledged Shares by the Lenders, however, are not subject to any restrictions under the Lock-up Agreement.

        No prediction can be made about the effect that future sales, if any, of the Pledged Shares by either the Lenders or RP-U.S. in accordance with the foregoing will have on the market price of the Common Stock.

                          Description Of Capital Stock

        The following summary of the terms of the Company's stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by the Company. See "Available Information."

General

        Under the Charter, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock. As of July 30, 1999, there were 21,162,012 shares of Common Stock issued and outstanding and no shares of Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's obligations solely as a result of their status as stockholders.

Common Stock

        Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote, including the election of directors, and, except as otherwise required by law and except as provided in the Charter, the holders of such shares will possess the exclusive voting power, subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors described below. Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and, with the exception of RP-U.S.' proportional participation rights, have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of directors. All shares of Common Stock issued and outstanding are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors described below, distributions are paid to the holders of shares of Common Stock if and when authorized by the Board of Directors of the Company out of assets legally available therefor.

        If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

        Subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors as described below, all shares of Common Stock will have equal distribution, liquidation and voting rights, and will have no preference or exchange rights. See "--Restrictions on Ownership and Transfer."

        Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The phrase "substantially all of the assets" is not defined in the MGCL and is, therefore, subject to interpretation by courts applying Maryland law in the context of the facts and circumstances of any particular case. The Charter of the Company provides that each of these matters may be approved by the stockholders by a majority of all the votes entitled to be cast on the matter.

        The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

Transfer Agent And Registrar

        The transfer agent and registrar for the Common Stock is The Bank of New York.

Preferred Stock

        Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. No Preferred Stock is currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter to fix for each series, subject to the provisions of the Charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. The Board of Directors has no present plans to issue any Preferred Stock.

Power To Issue Additional Shares Of Common Stock And Preferred Stock

        The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock and Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

Restrictions On Ownership And Transfer

        For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), subject to certain exceptions, no more than 50% in value of the Company's outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

        The Charter prohibits (i) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. The Charter contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in enforcing these prohibitions. The ownership limit set forth in the Charter (the "Ownership Limit") provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 6.25% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock. The constructive ownership rules of the Code are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.25% of the shares of Common Stock (or the acquisition of an interest in an entity, such as Revenue Properties Company Limited ("Revenue Properties") or Acktion Corporation that owns, actually or constructively, Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 6.25% of the outstanding Common Stock and thus violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. For example, an increase in the proportionate ownership interest in Revenue Properties held by Mark Tanz, Stuart Tanz or any other Tanz family members (collectively, the "Tanz Family"), or some other individual or entity, could cause one or more members of the Tanz Family or such other individual or entity to violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from RP-U.S. and, as a result, has waived the Ownership Limit with respect to RP-U.S. and its affiliates and has permitted RP-U.S. to own up to 55.0% of the outstanding Common Stock. The Board of Directors has also obtained such undertakings and representations from the Tanz Family and, as a result, has waived the Ownership Limit with respect to the Tanz Family and has permitted the Tanz Family to own, in the aggregate, actually or constructively (including through the ownership of stock of RP-U.S. or Revenue Properties), up to 24.0% (by number of shares or value, whichever is more restrictive) of the outstanding Common Stock (the "Tanz Family Ownership Limit"). Further, the Board of Directors has waived the Ownership Limit with respect to Acktion Corporation and certain entities affiliated with such corporation, and has permitted such entity to actually or constructively own up to 11.0% (by number of shares or value, whichever is more restrictive) of the outstanding Common Stock (the "Acktion Ownership Limit").

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of the Company (including by acquiring shares of RP-U.S., Revenue Properties or Acktion Corporation) that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of a majority of all votes entitled to be cast on that matter.

        Pursuant to the Charter, if any purported transfer of Common Stock of the Company or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors (including, but not limited to, the RP-U.S. Ownership Limit, the Tanz Family Ownership Limit and the Acktion Ownership Limit), then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit (the "Excess Shares"), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Furthermore, an acquisition or increase in the actual or constructive ownership of stock in Revenue Properties, RP-U.S. or Acktion Corporation by one or more members of the Tanz Family, or some other individual or entity, or the actual or constructive acquisition by RP-U.S. or Acktion Corporation of additional shares of Common Stock, could result in the disqualification of the Company as a REIT (the "Violative Indirect Transfer"). In such circumstances, pursuant to the Charter, the Company will treat RP-U.S. or Acktion Corporation, as applicable, as a Prohibited Owner with respect to the number of shares (the "Excess RP-U.S. Shares") of Common Stock owned by it which, if divested, would permit the Company to continue to maintain its REIT status. Any such Excess Shares or Excess RP-U.S. Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer (including any Violative Indirect Transfer). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer (such as a Violative Indirect Transfer), or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares (or Excess RP-U.S. Shares) to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value (as defined in the Charter) of such Excess Shares (or Excess RP-U.S. Shares) as of the date of such event (including the date of a Violative Indirect Transfer) or the sales proceeds received by the trust for such Excess Shares (or Excess RP-U.S. Shares). In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares (or Excess RP-U.S. Shares) by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Excess Shares (or Excess RP-U.S. Shares), and also will be entitled to exercise all voting rights with respect to such Excess Shares (or Excess RP-U.S. Shares). Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion)
(i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors, then the Charter provides that the transfer of the Excess Shares will be void or, in the case of a Violative Indirect Transfer, the Excess RP-U.S. Shares will be redeemable by the Company at its sole option at a price equal to the fair market value of such shares at the time of the Violative Indirect Transfer.

        In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or Violative Indirect Transfer, the fair market value at the time of such devise, gift or transfer) and (ii) the fair market value on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

        If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

        All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

        Every owner of a specified percentage (or more) of the outstanding shares of Common Stock must file a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares. In addition, pursuant to the Charter, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors.

                    Certain Provisions Of Maryland Law And Of
                        The Company's Charter And Bylaws

        The following paragraphs summarize certain provisions of the MGCL and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to the Company's Charter and Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by the Company. See "Available Information."

Board Of Directors

        The Charter provides that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the MGCL. Pursuant to the Charter, the Board of Directors is divided into three classes as nearly equal in size as practicable. One class holds office for a term expiring at the annual meeting of stockholders to be held in 2000, another class holds office for a term expiring at the annual meeting of stockholders to be held in 2001 and another class holds office for a term expiring at the annual meeting of stockholders to be held in 2002. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

        The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

        RP-U.S. has the right to nominate two persons for election to the Board of Directors of the Company so long as RP-U.S. and its affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock.

        Any vacancy on the Board of Directors will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors. In addition, a vacancy resulting from removal may be filled by the stockholders at the next annual meeting of stockholders or at a special meeting of the stockholders called for that purpose. The Charter provides that a majority of the Board must be Independent Directors.

Removal Of Directors

        While the MGCL and the Charter empower the stockholders to fill vacancies in the Board of Directors that are caused by the removal of a director, the Charter precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote. Specifically, the Charter provides that a director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and an Interested Stockholder or an affiliate thereof are prohibited for five years after the most recent date on which the person who beneficially owns 10% or more of the voting power of the Company's then outstanding shares or an affiliate or associate (as defined in the MGCL) of the Company which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an "Interested Stockholder") became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Stockholder with whom (or with whose affiliate or associate) the business combination is to be effected, unless, among other things, the Company's stockholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the

Interested Stockholder becomes an Interested Stockholder. The Company has opted out of the business combinations provisions of the MGCL. Therefore, an Interested Stockholder would be able to effect a "business combination" without complying with the requirements set forth above. Stockholder approval is required to opt back in to such provisions.

Control Share Acquisitions

        The MGCL provides that "control shares" of the Company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any stockholders' meeting.

        If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Charter or Bylaws and adopted at any time before the acquisition of shares. The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. Such provision of the Bylaws may only be amended with stockholder approval. There can be no assurance that such provision will not be amended or eliminated at any time in the future. As a result of the Company's decision to opt out of the "control share acquisition" provisions of the MGCL, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

Amendment To The Charter And Bylaws

        The Charter provides that the Charter may be amended by the affirmative vote of a majority of all votes entitled to be cast on the matter. The Bylaws may be amended by the affirmative vote of a majority of the Board of Directors or the affirmative vote of the holders of not less than a majority of the shares of the Company's stock entitled to vote thereon.

Meetings Of Stockholders

        The Bylaws provide for annual meetings of stockholders, commencing with the year 1998, to elect the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by the

President, the Chief Executive Officer or the Board of Directors and shall be called at the request in writing of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Advance Notice Of Director Nominations And New Business

        The Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be brought by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

        The provisions in the Charter on classification of the Board of Directors and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Dissolution Of The Company

        Under the MGCL and the Charter, the voluntary dissolution of the Company must be approved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, the affirmative vote of the holders of a majority of the total number of shares of stock outstanding and entitled to vote thereon.

Limitation Of Liability And Indemnification For Directors And Officers

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may incur by reason of his or her stature as a present or former stockholder, director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

        The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        The inclusion of the above provisions in the Charter and Bylaws may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

        The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

        Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

Federal Income Tax Consequences

        The following summary of material federal income tax considerations regarding the Company is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company, as to the material federal income tax considerations relevant to purchasers of the Common Stock. This discussion is based on the Code, existing and proposed Treasury Regulations thereunder, judicial decisions and administrative rulings and practice, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders, including insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Stockholders") foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Stockholders") subject to special treatment under the federal income tax laws. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular stockholder.

        EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation Of The Company

        General

        The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1997. The Company believes that, commencing with its taxable year ended December 31, 1997, it has been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. Such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below. No assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

        The Code sections pertaining to REITs and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify" below.

        If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains (although stockholders will receive an offsetting credit against their own Federal income tax liability for Federal income taxes paid by the Company with respect to any such undistributed net capital gains). Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (i.e., generally, property acquired by the Company by foreclosure or otherwise upon default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation (such as the mergers of certain RP-U.S. subsidiaries into subsidiaries of the Company) and such basis is less than the fair market value of such asset at the time of such acquisition (with the excess of such fair market value over such basis amount being referred to as the "Built-In Gain"), if the Company recognizes any Built-In Gain on the disposition of such Built-In Gain Asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, such Built-In Gain will be subject to tax at the highest regular corporate rate applicable pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will have made an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 2000 Federal Budget Proposal.

        Requirements for Qualification

        The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the level of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

        The Company believes that the conditions set forth in (i) through (vii) above have been satisfied. The Company also believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above, in which case the Company would no longer be qualified as a REIT; provided, however, beginning January 1, 1998, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, the Company will be treated as having met such requirement. In addition, approximately 51.1% of the Company's stock is currently owned by RP-U.S., which is itself a wholly-owned subsidiary of Revenue Properties, and by certain of Revenue Properties' affiliates. There are no ownership or transfer restrictions of the type described above in effect with respect to RP-U.S.' stock. Approximately 35.2% of RP-U.S.' outstanding shares of common stock are currently owned by the Tanz Family and approximately an additional 20.7% are owned by Acktion Corporation. If the ownership concentration of the Tanz Family or Acktion Corporation (or some other party) in RP-U.S. were to increase, then the Company might no longer satisfy condition
(vii) above, and therefore, might no longer be qualified as a REIT. See "--Failure to Qualify" below. However, the Company's Charter permits the Company to cause the transfer of such number of shares of Common Stock owned by RP-U.S. to a trust having a charitable beneficiary so as to avoid REIT disqualification.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. From its inception, the Company has had a calendar taxable year.

        Ownership of Partnership Interests

        The Company owns and operates one or more properties through partnerships or limited liability companies (in the following discussion of Federal Income Tax Consequences, references to partnerships and their partners shall include limited liability companies and their members). In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of any partnership in which the Company is a partner (including the partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A discussion of some aspects of the federal income taxation of partnerships and their partners is provided below in "--Tax Risks Associated with Partnerships." The Company has direct control of all partnerships in which it is a partner and intends to operate such partnerships in a manner consistent with the requirements for qualification as a REIT.

        Ownership of Subsidiaries

        The Company owns and operates a number of properties through its wholly-owned subsidiaries (each a "QRS"). The Company will have owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. A corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such QRSs will be treated as assets, liabilities and items of income, deduction and credit the Company. A qualified REIT subsidiary will not be subject to federal income tax and the Company's ownership of the voting stock of such a subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities, nor will the Company's ownership of 100% of such subsidiary's stock violate the restriction against the Company's ownership of any one issuer's securities, the value of which constitutes more than 5% of the value of the Company's total assets, described below under "--Asset Tests."

        Income Tests

        In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test has been repealed and will not apply beginning with the Company's 1998 taxable year.

        Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception applicable to the Company for its taxable year beginning on or after January 1, 1998), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (except as provided below), (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above),
(ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may take one or more of the actions described in the preceding sentence if, based on the advice of counsel, the Company determines that such action or actions will not have an adverse effect on the Company's status as a REIT.

        The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company has not derived and does not expect to derive any interest which would fail to qualify under the 75% and 95% gross income tests.

        If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test (which test, however, has been repealed beginning with the Company's 1998 taxable year), in which case the Company would cease to qualify as a REIT.

        Any gain realized by the Company on the sale of any property held (or deemed to be held) as inventory or other property held (or deemed to be held) primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by any partnership in which the Company is a partner or any qualified REIT subsidiary of the Company) will be treated as income from a prohibited transaction that is subject to a 100% tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the Company's investment objectives (and in a manner so as to minimize the risk that such sales would be treated as prohibited transactions subject to the 100% penalty tax). There can be no assurance, however, that the IRS might not contend that one or more of such sales should be treated as prohibited transactions subject to the 100% penalty tax.

        Asset Tests

        The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) must be represented by real estate assets, including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) and the Company may not own more than 10% of any one issuer's outstanding voting securities.

        The Company currently holds 100% of the stock of each of the QRSs. As set forth above, the assets tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the REIT's total assets. However, since the QRSs are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes, and the Company's ownership of the stock of the QRSs will not cause the Company to fail any of the foregoing asset tests.

        After initially meeting the foregoing asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in any partnership in which the Company is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure any noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

        Annual Distribution Requirements

        The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of the "REIT taxable income" as described in clause (i)(a) above. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset (together with the preceding sentence, the "95% distribution requirement"). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year in which paid, even though such distributions relate to the prior year for purposes of the Company's 95% distribution requirement. The amount distributed must not be preferential (i.e., each holder of shares of Common Stock must receive the same distribution per share). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute (or is not otherwise deemed to have distributed) during each calendar year (or, in the case of distributions with dividend declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating such tax. The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to avoid or minimize the amount of any liability for corporate income or excise taxes.

        The Company's REIT taxable income has been and is expected to continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, the Company may be able to rectify a failure to meet the 95% Distribution Requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Failure To Qualify

        If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to maintain its qualification as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, President Clinton's 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000, and thus could impose a substantial tax upon the Company's re-election to be taxed as a REIT following any loss of REIT status.

Consequences Of The Formation Transactions On The Company's Qualification As A
        Reit--Earnings And Profits Distribution Requirement

        A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits (the "E&P Distribution Rule"). Failure to do so would result in the loss of the Company's REIT status. See "--Failure to Qualify." As part of the transactions consummated in connection with the Company's formation and IPO in August 1997 (the "Formation Transactions"), the Company may have acquired earnings and profits attributable to non-REIT years from certain of RP-U.S.' wholly-owned subsidiaries. While not free from doubt, the Company believes, and intends to take the position, that the earnings and profits of the RP-U.S. subsidiaries remained with the RP-U.S. affiliated group and were not acquired by the Company in the Formation Transactions. For purposes of applying the E&P Distribution Rule, however, the Company has assumed that the earnings and profits of the RP-U.S. subsidiaries (the "RP-U.S. Earnings") did carry over to the Company and therefore the Company had distributed (or had been deemed to have distributed) any such earnings and profits prior to the end of 1997 (the year in which the Formation Transactions occurred) in order to avoid REIT disqualification for 1997. The calculation of the amount of RP-U.S. Earnings, and whether the RP-U.S. Earnings were acquired by the Company in the Formation Transactions and thereafter distributed, are subject to challenge by the IRS. However, even if the IRS should challenge the Company's calculation of the amount of RP-U.S. Earnings, the Company believes that it did not have earnings and profits attributable to non-REIT years as of the close of 1997 and therefore that the Company qualified as a REIT for 1997. See "--Failure to Qualify."

Taxation Of Taxable U.S. Stockholders Generally

        As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) is a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

        As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending upon the period of time that the Company held the assets to which such gains were attributable and upon certain designations, if any, which may be made by the Company, such gains will be taxable to non-corporate U.S. Stockholders at a rate of either 20% or 25%. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his or her shares of Common Stock for tax purposes by the amount of such distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares will be taxable as capital gains (provided that the shares have been held as a capital asset). With respect to non-corporate U.S. Stockholders, amounts described as being treated as capital gains in the preceding sentence will be taxable as long-term capital gains if the shares to which such gains are attributable have been held for more than one year, or short-term capital gains if such shares have been held for one year or less. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

        Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the maximum capital gains rate by the amount of such gain with respect to such Common Stock.

        The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. The maximum rate of tax applicable to corporate capital gains is 35%. In addition, to the extent designated by the Company, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

        Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset and, with respect to noncorporate U.S. Stockholders, will be long-term or short-term depending on whether the shares to which such gains are attributable have been held for more than one year. Notwithstanding the foregoing, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

Backup Withholding

        The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder who does not provide the Company with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders" below.

Taxation Of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code (generally shares of Common Stock, the acquisition of which was financed through a borrowing by the tax-exempt stockholder) and such shares are not otherwise used in a trade or business, dividend income from the Company will not be UBTI to such tax-exempt shareholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17)
and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

        A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies if the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

Taxation Of Non-U.S. Stockholders

        The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock, including any reporting requirements.

        Distributions

        Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income, to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business or, if an income tax treaty applies, as attributable to a United States permanent establishment of the Non-U.S. stockholder. Dividends that are effectively connected with such a United States trade or business (or, if an income tax treaty applies, that are attributable to a United States permanent establishment of the Non-U.S. Stockholder) will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above.

        Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that such excess distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. If, at the time of the distribution, the Company is not a "domestically-controlled REIT," then the Common Stock will constitute a "United States real property interest" and the distribution will therefore be subject to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). See "--Sale of Common Stock" below. For FIRPTA withholding purposes (discussed below), such distributions (i.e., distributions that are not made out of earnings and profits) will be treated as consideration for the sale or exchange of shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to gain from the sale or exchange of his or her stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. A Non-U.S. Stockholder may obtain such a refund by filing the appropriate claim for refund with the IRS.

        Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent of the Non-U.S. Stockholder, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. A Non-U.S. Stockholder would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation and is not entitled to treaty relief or exemption, as discussed above. The Company is required to withhold tax equal to 35% of the amount of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. To the extent that such withholding exceeds the actual tax owed by the Non-U.S. Stockholder, the Non-U.S. Stockholder may claim a refund from the IRS.

        The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of Common Stock on behalf of a Non-U.S. Stockholder will generally bear the burden of withholding, provided that the Company has properly provided a required notice and certain other requirements are met.

        Sale of Common Stock

        Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the FIRPTA. The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Currently, in excess of 50% in value of the stock of the Company is owned by RP-U.S., which is in turn 100% owned by Revenue Properties, a Canadian corporation. It is not clear whether Revenue Properties' indirect ownership of stock of the Company will prevent the Company from being a "domestically controlled REIT." If the Company is a "domestically controlled REIT," the sale of shares of Common Stock would not be subject to taxation under FIRPTA. Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain, or (ii) the investment in Common Stock is effectively connected with the non-U.S. Stockholder's United States trade or business, in which case the Non-U.S.

Stockholder will be subject to the same treatment as domestic stockholders (except that a 30% branch profits tax may also apply as discussed above).

        If the Company does not qualify as, or ceases to be, a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and the selling Non-U.S. Stockholder held no more than 5% (after applying certain constructive ownership rules) of the shares of Common Stock during the shorter of (i) the period during which the taxpayer held such shares, or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder may be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding tax will not apply if the shares are "regularly traded" on an established securities market.

        Backup Withholding Tax and Information Reporting

        Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

        New Withholding Regulations

        Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations provide a certification rule under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules.

        THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF NON-U.S. STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

Tax Risks Associated With Partnerships

        The Company currently owns interests in several partnerships, and may own interests in additional partnerships in the future. The ownership of an interest in a partnership involves special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. This partnership status risk should be substantially diminished by Treasury Regulations that were issued on December 17, 1996 and which were effective January 1, 1997. With respect to the Company's existing partnership investments, these regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. The Company believes that it has a reasonable basis for the classification of the partnerships in which it owns interests as partnerships for federal income tax purposes and has neither filed nor caused to be filed, nor will it file (or cause to be filed), an election to be treated otherwise. If a partnership elected to be treated as, or was otherwise deemed to be, an association taxable as a corporation for federal income tax purposes, it would be treated as a taxable entity. In such a situation, if the Company owned more than 10% of the outstanding voting securities of such partnership, or if the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above, and would therefore fail to qualify as a REIT. Further, distributions from such partnership to the Company would be treated as dividends that are not taken into account in satisfying the 75% gross income test described above, which would make it more difficult for the Company to satisfy that test. Moreover, the interest in any such partnership held by the Company would not qualify as a "real estate asset," which would make it more difficult for the Company to meet 75% asset test described above. In addition, the Company would not be able to deduct its share of any losses generated by such a partnership in computing its taxable income, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet any one or more of these tests for a taxable year.

        The Company believes that the partnerships in which it owns interests have been and will continue to be treated as a partnerships (rather than as associations taxable as corporations) for federal income tax purposes. The Company's position in this respect is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of any partnership as a partnership for federal income tax purposes.

Recently Proposed Legislation

        As set forth above, RP-U.S., which is a wholly-owned subsidiary of Revenue Properties, currently holds in excess of 50% of the voting power and value of the stock of the Company. President Clinton's 2000 Federal Budget Proposal contains language which, if enacted in its present form, would impose as an additional requirement for REIT qualification that no person (defined to include certain entities such as corporations) be permitted to own stock possessing more than 50 percent of the total combined voting power of all classes of voting stock or more than 50 percent of the total value of shares of all classes of stock. It is not possible to predict with certainty whether this portion of the President's Budget Proposal will ultimately be enacted into law, the character and details of the provisions which would be included in any legislation so enacted and whether and to what extent such legislation would affect the Company and the stockholders or whether any such effect would be adverse. Depending upon the final language of any legislation actually enacted, it is possible that RP-U.S. could be required to dispose of a sufficient number of shares of Common Stock to preserve the Company's status as a REIT, or, pursuant to the Company's Charter, such shares would be transferred to a trust for the benefit of a charitable beneficiary. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

Other Tax Consequences

        As discussed above, the Company acquired a number of properties through the merger of the Merger Subsidiaries with and into the Company or the QRSs. These transactions were intended to qualify as tax free reorganizations under the Code. One consequence of having acquired such properties in this manner is that the initial tax basis of the Company in the properties is equal to the tax basis the Merger Subsidiaries had in the properties. As a result, the Company's initial tax basis in such properties was less than the fair market value of the properties at the time of acquisition. The lower tax basis reduces the amount of depreciation deductions the Company is permitted to take, and will increase the amount of taxable gain (or reduce the amount of tax loss) recognized by the Company on the disposition of such properties. In addition, any net operating losses of such Merger Subsidiaries carried over to the Company and, subject to certain limitations, are available to the Company to offset the taxable income, if any, of the Company. As a result, any such net operating losses could reduce the amount of distributions to stockholders which the Company is required to make.

        The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              Selling Stockholders

        As described elsewhere herein, the "Selling Stockholders" include only the Lenders (and their permitted transferees) to whom the Pledged Shares have been pledged by RP-U.S. and its subsidiaries as security for the revolving credit loans and a term loan obtained from the Lenders pursuant to the Credit Agreements between the Lenders and RP-U.S. and its subsidiaries. In connection with its IPO, the Company agreed (i) to file a registration statement on Form S-3 with the Securities and Exchange Commission, on or about the date the Company first became eligible to use such form, covering the resale of the Pledged Shares by Prudential; and (ii) to indemnify Prudential against claims made against them arising out of, among other things, statements made in such registration statement. In addition, the Company agreed to cause this registration statement to remain effective until all of the obligations of RP-U.S. and its subsidiaries under the Prudential Credit Agreement has been satisfied.

        In connection with the BNS Credit Agreement, RP-U.S. agreed to cause the Company to (i) file a registration statement on Form S-3 with the Securities and Exchange Commission, on or before September 30, 1999; and (ii) to indemnify BNS against claims made against them arising out of, among other things, statements made in such registration statement. In addition, RP-U.S. agreed to cause this registration statement to remain effective until all of the obligations of RPC Gaming, Inc. under the BNS Credit Agreement have been satisfied.

        The following table provides certain information with respect to the Pledged Shares pledged to the Selling Stockholders which may be offered under this Prospectus by the Selling Stockholders from time to time if and only if an event of default occurs under the Credit Agreements, RP-U.S. or any relevant subsidiary fails to cure such default and the Selling Stockholders elect to liquidate the Pledged Shares as their remedy for such default. The resale of Pledged Shares by the Selling Stockholders shall, however, be limited in any event to an amount sufficient to satisfy the then outstanding obligations of RP-U.S. and its subsidiaries under the relevant Credit Agreement. Because the Selling Stockholders may sell all or part of the Pledged Shares pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that would be held by the Selling Stockholders upon termination of this offering. See "Plan of Distribution."

                                                     MAXIMUM NUMBER OF      PERCENTAGE OF
                                       NUMBER OF      SHARES AVAILABLE        OUTSTANDING
               NAME                 SHARES HELD(1)     FOR RESALE(2)       COMMON SHARES(3)
               ----                 --------------   -----------------     ----------------
Prudential Securities Credit
Corporation.....................      9,608,012         10,808,012               45.40%
Bank of Nova Scotia.............        525,000(4)      10,808,012                2.48%(4)

----------

(1) Of the 10,808,012 shares of Common Stock being registered hereby, 10,429,982 shares are beneficially owned and held of record by RP-U.S. and 378,030 shares are beneficially owned and held of record by the following wholly-owned subsidiaries of RP-U.S.:

        Pan Pacific Development (Canyon Ridge) Inc. (159,407 shares); Pan Pacific Development (Nevada) Inc. (103,279 shares);
        Pan Pacific Development (Country Club) Inc. (67,120 shares); and Pan Pacific Development (Florida) Inc. (48,224 shares)

(2) RP-U.S. may from time to time enter into Credit Agreements with other Lenders and accordingly may pledge certain Pledged Shares to secure borrowings under these future Credit Agreements.

(3)     Based on 21,162,012 shares of Common Stock outstanding as of July 30,
        1999.

(4) The RP-U.S. guaranty in favor of BNS provides in part that RP-U.S. shall not permit the market value of the shares pledged to BNS to be less than 90% of the amount of the loan. If at any time the market value of the shares falls below 90% of the amount of the loan, RP-U.S. will pledge additional shares to provide an aggregate market value of at least 100% of the loan amount.

                              Plan Of Distribution

        This Prospectus relates to the offering from time to time by the Selling Stockholders of up to 10,808,012 Pledged Shares if and only if an event of default occurs under the Credit Agreements, RP-U.S. or its subsidiaries fail to cure such default in accordance with the provisions set forth in the Credit Agreements and the Selling Stockholders elect to liquidate all or any part of the Pledged Shares as their remedy for such default. The Company is registering the offer and sale of the Pledged Shares by the Selling Stockholders, but such registration does not necessarily mean that any of the Pledged Shares will be offered or sold by the Selling Stockholders since the resale of such shares by the Selling Stockholders is contingent upon the occurrence of an event of default under the Credit Agreements. See "Selling Stockholders." Furthermore, the obligations of RP-U.S. and its subsidiaries under the Prudential Credit Agreement have been guaranteed by Revenue Properties. As security for such guarantee Revenue Properties has pledged to Prudential all of the common stock of RP-U.S. it owns which, given that RP-U.S. is a wholly-owned subsidiary of Revenue Properties, constitutes 100% of RP-U.S.' outstanding common stock. Accordingly, Prudential may elect, in the event of an uncured default by RP-U.S. and its subsidiaries under the Prudential Credit Agreement, to transfer and register in its name the ownership of all or any part of the shares of RP-U.S. so pledged by Revenue Properties in lieu of reselling the Pledged Shares being registered hereby. Regardless, the Company will not receive any proceeds from the sale of the Pledged Shares by the Selling Stockholders.

        The Company is registering the Pledged Shares on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a named Selling Stockholder after the date of this Prospectus. Sales of Pledged Shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Pledged Shares, through short sales of Pledged Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Pledged Shares by the Selling Stockholders.

        The Selling Stockholders may effect such transactions by selling Pledged Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Pledged Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Selling Stockholders and any broker-dealers that act in connection with the sale of Pledged Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Pledged Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Pledged Shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling Stockholders also may resell all or a portion of the Pledged Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Pledged Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

        Pursuant to an agreement with the Selling Stockholders, the Company will pay substantially all of the expenses incident to the registration of the resale of the Pledged Shares, estimated to be approximately $122,000. Under agreements entered into with the Company, the Selling Stockholders and any underwriter they may utilize may be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act. Brokerage commissions and similar selling expenses, if any, attributable to the sale of any Pledged Shares will be borne by the Selling Stockholders.

                                     Experts

        The consolidated financial statements and Schedule III of the Company as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in the Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon authority of said firm as experts in accounting and auditing.

                                  Legal Matters

        The validity of the Shares offered hereby has been passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus under the heading "Federal Income Tax Consequences" is based upon the opinion of Latham & Watkins. Latham & Watkins has relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

===================================         ===================================

NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY OF THE SELLING
STOCKHOLDERS. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR                   10,808,012 Shares
THE SOLICITATION OF ANY OFFER TO
BUY ANY SECURITY OTHER THAN THE                         PAN PACIFIC
SHARES OF COMMON STOCK OFFERED BY                 RETAIL PROPERTIES, INC.
THIS PROSPECTUS, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A                        Common Stock
SOLICITATION OF ANY OFFER TO BUY
THE SHARES OF COMMON STOCK BY                         ----------------
ANYONE IN A JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT                        PROSPECTUS
AUTHORIZED, OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION                     ----------------
IS NOT QUALIFIED TO DO SO, OR TO
ANY PERSON TO WHOM IT IS UNLAWFUL
TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY                           September 14, 1999
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF
ANY TIME SUBSEQUENT TO THE DATE
HEREOF.

          ----------------

         TABLE OF CONTENTS

Available Information............  2
Incorporation of Certain
Documents by Reference ..........  3
The Company......................  4
Risk Factors.....................  5
Description of Capital Stock.....  7
Certain Provisions of Maryland
Law and of the Company's
Charter and Bylaws............... 11
Federal Income Tax Consequences.. 15
Selling Stockholders............. 29
Plan of Distribution............. 30
Experts.......................... 31
Legal Matters.................... 31

===================================         ===================================

                                    PART II.
                     Information Not Required In Prospectus

Item 14. Other Expenses Of Issuance And Distribution

        The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

Registration Fee - Securities and
Exchange Commission.....................  $ 59,000
Legal Fees and Expenses.................    50,000
Accounting Fees and Expenses............     3,000
Miscellaneous Expenses..................    10,000
                                          --------
     Total............................... $122,000
                                          ========

Item 15. Indemnification Of Directors And Officers

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may incur by reason of his or her stature as a present or former stockholder, director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

        The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

   The inclusion of the above provisions in the Charter and Bylaws may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

        The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

Item 16. Exhibits

         5.1* Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered

         8.1*   Opinion of Latham & Watkins regarding tax matters

        23.1*   Consent of KPMG Peat Marwick LLP

        23.2    Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in
                Exhibit 5.1)

        23.3    Consent of Latham & Watkins (contained in Exhibit 8.1)

        24.1*   Power of Attorney

----------

*       Previously filed.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

                                   Signatures

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 (Post-Effective Amendment No. 1) to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on the 13th day of September, 1999.

                                        PAN PACIFIC RETAIL PROPERTIES, INC.

                                        By: /s/ STUART A. TANZ
                                           -------------------------------------
                                           Stuart A. Tanz
                                           Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 (Post-Effective Amendment No. 1) to Registration Statement has been signed below by the following persons in the capacities indicated on September 13, 1999.

                                                          TITLE
                                                          -----
/s/      STUART A. TANZ                 Director, Chief Executive Officer and
-------------------------------         President
         Stuart A. Tanz

/s/      LAURIE A. SNEVE                Vice President, Controller and Interim Chief
-------------------------------         Financial Officer
         Laurie A. Sneve

               *                        Director
-------------------------------
        Paul D. Campbell

               *                        Director
-------------------------------
         Mark J. Riedy

               *                        Director
-------------------------------
       Bernard M. Feldman

                                        Director
-------------------------------
         David P. Zimel


*By: /s/ STUART A. TANZ
-------------------------------
         Stuart A. Tanz
        Attorney-in-Fact

                                  Exhibit Index

      Exhibit                                                                        Page
      -------                                                                        ----
        5.1*    Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered

        8.1*    Opinion of Latham & Watkins regarding tax matters

        23.1*   Consent of KPMG Peat Marwick LLP

        23.2    Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in
                Exhibit 5.1)

        23.3    Consent of Latham & Watkins (contained in Exhibit 8.1)

        24.1*   Power of Attorney

----------

*       Previously filed.